EXHIBIT 23.1

              Consent of Independent Public Accountants
              -----------------------------------------


The Board of Directors
Frozen Food Express Industries, Inc.


We consent to the incorporation by reference in Registration Statements No. 033-48494, No. 033-59465, No. 033-59461, No. 333-21831, No. 333-
38133, No. 333-52701, No. 333-87915, No. 333-87913, No. 333-56204 and
No. 333-56248 all on Forms S-8 of Frozen Food Express Industries, Inc. of our report dated February 28, 2003, with respect to the consolidated balance sheet of Frozen Food Express Industries, Inc. as of December 31, 2002, and the related consolidated statements of earnings, shareholders' equity and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Frozen Food Express Industries, Inc.

/s/ KPMG LLP


Dallas, Texas
March 27, 2003